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                                                                Exhibit 10.62

                              PURCHASE AGREEMENT

                                 By and Among

                           Workflow Management, Inc.

                                      and

                 Office Electronics, Inc. and its Stockholders





                      made effective as of March 23, 2000

                              PURCHASE AGREEMENT


     THIS PURCHASE AGREEMENT (the "Agreement") is made and entered into this 23/rd/ day of March, 2000, by and among Workflow Management, Inc., a Delaware corporation ("Buyer"), Office Electronics, Inc., an Illinois corporation ("Company"), Practical Investments, Ltd., a Nevada limited partnership ("PIL"), which owns 86.35% of the outstanding shares of capital stock of the Company, and the other stockholders of the Company as identified on the signature page hereof (PIL and such other stockholders of the Company collectively the "Stockholders.)

                                  BACKGROUND

     The Stockholders in the aggregate own all of the issued and outstanding shares of capital stock of the Company ("Stock"). This Agreement contemplates a transaction in which the Buyer will purchase from the Stockholders, and the Stockholders will sell to the Buyer, all of the outstanding Stock for the consideration set forth herein. On the date hereof, Buyer is entering into an agreement with Houston Real Estate, Inc., a Florida corporation ("HREI"), pursuant to which Buyer (or a designated direct or indirect subsidiary of Buyer) will purchase substantially all of the assets of HREI for $900,000 in cash ("HREI Purchase Agreement"). HREI owns certain real property, improvements and other assets in the State of New Jersey that are utilized by the Company in the operation of the Company's business. HREI is executing this Agreement for the sole purpose of evidencing its agreement to cooperate with the Buyer and Stockholders with respect to the matters set forth in Section 1.3 of this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.   STOCK PURCHASE

     1.1  Stock. Subject to the terms and conditions of this Agreement, at the
          -----
Closing (as defined below), the Stockholders will sell to Buyer, and Buyer will purchase from the Stockholders, the Stock for the Purchase Price (as defined below).

     1.2  Purchase Price.
          --------------

          (a) For purposes of this Agreement, the "Purchase Price" shall be $18,261,583.33, which shall be payable by the Buyer to American National Bank and Trust Company of Chicago, as escrow agent for the benefit of the Stockholders (the "OEI Stockholders Agent"), as more specifically set forth below in this Section 1.2(a):

               (i) Subject first to the obligation of the Stockholders to pay from the Purchase Price those expenses and fees identified in Sections 6.16 and 6.17, $8,449,583.33 of the

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Purchase Price shall be payable to the OEI Stockholders Agent, for the benefit of the Stockholders, in cash at Closing ("Cash Purchase Price").

               (ii) $7,475,000 of the Purchase Price shall be payable by the Buyer to the OEI Stockholders Agent, for the benefit of the Stockholders, in the form of a promissory note bearing interest at a rate of 7.0234 percent (7.0234%) per annum and due and payable one (1) year after the Closing, the form of which is attached as Exhibit A hereto ("One Year Note"). Assuming the One Year Note is
               ------- -
paid in full on the maturity date, the aggregate principal and interest due and payable under the One Year Note shall be $8,000,000.

               (iii) $2,337,000 of the Purchase Price shall be payable by the Buyer to the OEI Stockholders Agent, for the benefit of the Stockholders, in the form of a non-interest bearing promissory note due and payable six (6) months after the Closing (subject to adjustment after Closing as set forth in Section 1.2(e) and Section 1.3), the form of which is attached as Exhibit B hereto ("Six
                                                          ------- -
Month Note"; the Six Month Note and the One Year Note collectively the "Notes").

          (b)  Intentionally Omitted.
               ---------------------

          (c) Buyer's payment of the One Year Note to the OEI Stockholders Agent shall be secured by an Irrevocable Stand-By Letter of Credit ("Letter of Credit"), having an initial term of one year with an automatic renewal for an additional year in the amount of $8,000,000. The lender providing the Letter of Credit shall be one of the lenders under the Buyer's principal secured credit facility ("Buyer's Credit Facility") that is in effect as of the Closing Date, such lender to be reasonably acceptable to the Stockholders. In the event that Buyer fails to pay any portion of the One Year Note when due and a written certification to such effect is given by the Stockholders' Representatives (as defined below) to the lender providing the Letter of Credit, then the OEI Stockholders Agent may at its option draw upon the Letter of Credit (for the benefit of the Stockholders) for the purpose of satisfying Buyer's payment obligations under the One Year Note. The specific terms and conditions of the Letter of Credit (i) shall give the Stockholders the benefits contemplated by this Section 1.2(c) and (ii) shall be in all other respects customary and reasonable as agreed upon by Buyer and the Stockholders acting in good faith.

          (d) The Purchase Price has been calculated based upon several factors, including the assumption that (i) the aggregate net worth of (x) the Company calculated in accordance with generally accepted accounting principles consistently applied ("GAAP"), and (y) HREI calculated in accordance with income tax basis accounting, consistently applied ("Income Tax Basis Accounting") is equal to or greater than $18,153,693.33 as of the Closing (the "Net Worth Target") and (ii) the aggregate net working capital of (x) the Company calculated in accordance with GAAP and (y) HREI calculated in accordance with Income Tax Basis Accounting ("Company Working Capital"), is equal to or greater than $7,795,883.33 as of the Closing ("Net Working Capital Target"). For purposes of calculating the Net Worth Target and Net Working Capital Target, the parties agree that OEI and HREI shall be accounted for on a consolidated basis.

          (e) If on the Closing Financial Certificate (as defined in Section 6.9), the Certified Closing Net Worth (as defined in Section 6.9) is less than the Net Worth Target ("Closing Net Worth Deficit") by more than $1,000,000 or the Certified Closing Net Working Capital (as defined in Section 6.9) is less than the Net Working Capital Target ("Closing Working Capital Deficit") by more than $1,000,000, then the Purchase Price to be paid to the Stockholders may, at Buyer's election, be reduced by the greater of the amount by which the Closing Net Worth Deficit or the Closing Working Capital Deficit exceeds $1,000,000 in the form of either (or some combination of) (i) a reduction to the Cash Purchase Price, or (ii) after completion of the Post-Closing Audit (as defined in Section 1.3) in the form of a dollar for dollar reduction in the amount otherwise payable to the Stockholders under the Six Month Note ("Note Reduction"). If there is neither a Closing Net Worth Deficit in excess of $1,000,000 nor a Closing Working Capital Deficit in excess of $1,000,000, then Buyer shall not have the right to reduce the Purchase Price payable at Closing (whether pursuant to this Section 1.2(e) or otherwise).

          (f) The Stockholders acknowledge and agree that the Buyer shall not be liable or responsible in any way whatsoever for the actions or omissions of the OEI Stockholders Agent.

     1.3  Post-Closing Adjustment.
          -----------------------

          (a) Payments otherwise due to the Stockholders under the Six Month Note shall be subject to adjustment after the Closing Date as specified in this
Section 1.3.

          (b) Within one hundred twenty (120) days following the Closing Date, Buyer, at its option, shall cause PriceWaterhouseCoopers ("Buyer's Accountant") to audit the Company's and HREI's books to determine whether the Net Worth Target and Net Working Capital Target have been met (the "Post-Closing Audit"). For purposes of determining whether the Net Worth Target and Net Working Capital Target have been met, the Company and HREI shall be audited by the Buyer's Accountant on a consolidated basis; provided that, notwithstanding any provisions of this Agreement to the contrary (i) the Company shall be audited on a GAAP basis and (ii) HREI shall be audited in accordance with Income Tax Basis Accounting. The parties acknowledge and agree that for purposes of determining the aggregate net worth of the Company and HREI and the Company Working Capital as of the Closing Date, (i) the terms and conditions of Section 1.2(d) shall be given full effect and (ii) the value of the assets of the Company and HREI shall, except with the prior written consent of Buyer, be calculated as provided in the last paragraph of Section 6.9. In the event that Buyer's Accountant determines that the aggregate net worth of the Company and HREI as of the Closing Date was less than the Net Worth Target, or the Company Working Capital was less than the Net Working Capital Target, Buyer shall deliver a written notice (the "Financial Adjustment Notice") to the Stockholders' Representatives, as defined in Section 1.6, setting forth (i) the determination made by Buyer's Accountant of the aggregate net worth of the Company and HREI (the "Actual Company Net Worth"), (ii) the determination made by Buyer's Accountant of the actual Company Working Capital ("Actual Company Working Capital"), and (iii) the greater of the

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amount by which the Actual Company Net Worth was less than the Net Worth Target and/or the Actual Company Working Capital was less than the Net Working Capital Target (such greater amount the "Purchase Price Adjustment"). The Purchase Price Adjustment shall take account of the reduction at Closing, if any, to the Purchase Price already taken pursuant to Section 1.2(e)(i). Any Purchase Price Adjustment under this Section 1.3 shall occur through a Note Reduction on the terms and conditions more specifically set forth in Section 1.3(d) below and the Escrow Agreement (as defined in Section 1.4(b)). Absent fraud, in no event shall Buyer be entitled to a Purchase Price Adjustment under this Section 1.3 in excess of $2,337,000.

          (c) The Stockholders' Representatives shall have forty-five (45) days from the receipt of the Financial Adjustment Notice to notify Buyer if the Stockholders dispute such Financial Adjustment Notice. If Buyer has not received notice of such a dispute within such forty-five (45) day period, Buyer shall be entitled to the Note Reduction. If, however, the Stockholders' Representatives have delivered notice of such a dispute to Buyer within such forty-five (45) day period, then Buyer and the Stockholders' Representatives shall meet to discuss resolution of such dispute. If within fifteen (15) business days thereafter the Buyer and the Stockholders' Representatives are not able to resolve such dispute, or, if not resolved, to agree on a reasonable extension of time to resolve such dispute, then Buyer's Accountant shall select Deloitte & Touche ("Independent Accountant") to review the Company's and HREI's books, the Closing Financial Certificate and the Financial Adjustment Notice (and related information) to determine the amount, if any, of the Purchase Price Adjustment. The Independent Accountant shall be directed to consider only those agreements, contracts, commitments or other documents (or summaries thereof) (i) that were delivered or made available to Buyer's Accountant in connection with the transactions contemplated hereby, (ii) that were reviewed by Buyer's Accountant during the course of the Post-Closing Audit, or (iii) that were not reviewed by Buyer's Accountant but are determined by the Independent Accountant to be material with respect to the matters in dispute. The Independent Accountant shall make its determination of the Purchase Price Adjustment, if any, within thirty (30) days of its selection. The determination of the Independent Accountant shall be final and binding on the parties hereto. The costs of the Independent Accountant shall be borne by the party (either Buyer or the Stockholders as a group) whose determination of the aggregate net worth of the Company and HREI at Closing ("Net Worth Determination") was further from the determination of the Independent Accountant, or equally by Buyer and the Stockholders in the event that the determination by the Independent Accountant is equidistant between the Certified Closing Net Worth and the Actual Company Net Worth. For the purposes of determining which party shall pay the costs of the Independent Accountant, the Net Worth Determination of the Buyer shall be the Actual Company Net Worth and the Net Worth Determination of the Stockholders as a group shall be the Certified Closing Net Worth.

          (d) In the event of any Note Reduction (whether pursuant to Section 1.2(e) or pursuant to this Section 1.3), then (i) the Buyer shall promptly issue to the OEI Stockholders Agent, for the benefit of the Stockholders, a new promissory note in the form of Exhibit B ("Revised Note"), except that the
                               ------- -
principal amount of the Revised Note shall equal $2,337,000 less the Note
                                                            ----
Reduction, and (ii) the Buyer and the Stockholders' Representatives shall issue a

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written instruction to the Escrow Agent (as defined in Section 1.4 below)
directing the Escrow Agent to cancel and destroy the Six Month Note.

          (e) In the event that Buyer and the Stockholders' Representatives are unable to resolve any dispute under Section 1.3(c) by the date that the Six Month Note is due and payable, Buyer shall, on the maturity date of the Six Month Note, (i) pay to the OEI Stockholders Agent by wire transfer of immediately available funds the principal amount of the Six Month Note that is not in dispute and (ii) issue a new promissory note to be held by the Escrow Agent pursuant to the Escrow Agreement in a principal amount equal to the amount that remains in dispute ("Disputed Note"). On such date, the Buyer and the Stockholders' Representatives shall issue a written instruction to the Escrow Agent (as defined in Section 1.4 below) directing the Escrow Agent to cancel and destroy the Six Month Note. The Stockholders and Buyer agree that the Disputed Note shall, except with respect to principal amount and maturity date, have the same terms and conditions as the Six Month Note. The Stockholders further agree that the term of the Disputed Note shall automatically be deemed extended, without interest, cost or penalty, for such period of time as any disputes are being diligently resolved in good faith pursuant to this Section 1.3 with respect to the Post-Closing Audit, a Financial Adjustment Notice and any Purchase Price Adjustment.

     1.4  Pledged Assets.
          --------------

          (a) As collateral security for the payment of any Purchase Price Adjustment under Section 1.3, the Stockholders shall at Closing transfer to Kaufman & Canoles, a Virginia professional corporation ("Escrow Agent"), the Six Month Note (the "Pledged Assets").

          (b) The Pledged Assets shall be held by the Escrow Agent pursuant to the terms and conditions set forth in the Escrow Agreement ("Escrow Agreement") to be dated as of the Closing Date by and among the Buyer, the Stockholders and Escrow Agent, the form of which is attached hereto as Exhibit C.
                                                      ------- -

     1.5  Exchange of Certificates and Payment of Cash.
          --------------------------------------------

          (a)  Certificate Delivery Requirements.  At the Closing, the
               ---------------------------------
Stockholders shall deliver to Buyer the certificates (the "Certificates") representing the Stock, duly endorsed in blank by the Stockholders, or accompanied by blank stock powers duly executed by the Stockholders and with all necessary transfer tax and other revenue stamps, acquired at the Stockholders' expense, affixed and canceled. The Stockholders shall promptly cure any deficiencies with respect to the endorsement of the Certificates or other documents of conveyance with respect to the stock powers accompanying such Certificates.

          (b)  No Further Ownership Rights in Capital Stock of the Company.
               -----------------------------------------------------------
Without limiting the rights of the Stockholders under this Agreement, the Stockholders agree that the Purchase Price to be delivered to the Stockholders upon the surrender for exchange of shares of the Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Stock, and following the Closing, the

Stockholders shall have no further rights to, or ownership in, shares of capital stock of the Company.

          (c)  Lost, Stolen or Destroyed Certificates.  In the event any
               --------------------------------------
certificates evidencing shares of the Stock shall have been lost, stolen or destroyed, Buyer shall cause payment to be made in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such consideration as is provided in Section 1.2; provided, however that Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Buyer with respect to the certificates alleged to have been lost, stolen or destroyed.

          (d)  No Liability.  Notwithstanding anything to the contrary in this
               ------------
Section 1.5, none of the Company or any party hereto shall be liable to a holder of shares of the Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.6  Stockholders' Representatives.
          -----------------------------

          (a) Each Stockholder, by signing this Agreement, designates Dennis G. Mahorney and Rebecca A. Juhant to be the Stockholders' Representatives for purposes of this Agreement. The Stockholders shall be bound by any and all actions taken by the Stockholders' Representatives on their behalf.

          (b) Buyer shall be entitled to rely upon any communication or writings given or executed by any one of the Stockholders' Representatives and Buyer shall not be liable for any actions or omissions that occur as a result of conflicting communications from the Stockholders' Representatives to the Buyer. All communications or writings to be sent to the Stockholders pursuant to this Agreement may be addressed to the Stockholders' Representatives and any communication or writing so sent shall be deemed notice to all of the Stockholders hereunder. The Stockholders hereby consent and agree that any one of the Stockholders' Representatives is authorized to accept deliveries, including any notice, on behalf of the Stockholders pursuant hereto.

          (c) The Stockholders' Representatives, either of whom may act on behalf of the other, are hereby appointed and constituted the true and lawful attorneys-in-fact of each Stockholder, with full power in his or her name and on his or her behalf to act according to the terms of this Agreement in the absolute discretion of the Stockholders' Representatives; and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with Article 8 of this Agreement. This power of attorney and all authority hereby conferred is granted subject to the interest of the other Stockholders hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Stockholder or by operation of law, whether by such Stockholder's death or any other event.

     1.7  Accounting Terms.  Except as otherwise expressly provided herein or in
          ----------------
the Schedules, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, (i) with respect to the Company, in accordance with GAAP consistently applied and (ii) with respect to HREI, in accordance with Income Tax Basis Accounting.

     1.8  Imputed Interest on Notes.  Solely for income tax reporting purposes,
          -------------------------
the parties agree that the Six Month Note shall carry a tax imputed interest rate of 6.45%. Such imputed interest rate shall not in any event be deemed to increase the aggregate amounts due and payable by Buyer under the Six Month Note.

2.   CLOSING

     Subject to Section 10.1 of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place through the delivery of executed originals or facsimile counterparts of all documents required hereunder on March 22, 2000, or such earlier or later date that all conditions to Closing shall have been satisfied or waived, at the offices of the Company's legal counsel in Chicago, Illinois, or at such other time, date and place as Buyer, the Company and the Stockholders may mutually agree, which date shall be referred to as the "Closing Date."

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

     To induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Company and the Stockholders, jointly and severally (but subject to the terms and conditions of Article 8), represents and warrants to Buyer as follows (for purposes of this Article 3, the phrases "knowledge of the Company" or the "Company's knowledge," or words of similar import, mean the knowledge of the Stockholders and the directors and officers of the Company, including facts of which the directors and officers, in the reasonably prudent exercise of their duties, should be aware):

     3.1  Due Organization.  The Company is a corporation duly organized,
          ----------------
validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted. Schedule 3.1 hereto contains a list of all jurisdictions in which the Company is authorized or qualified to do business. The Company is in good standing as a foreign corporation in each jurisdiction in which the character of the property owned, leased or operated by it, or the nature of the business or activities conducted by it, makes such qualification necessary. The Company has delivered to Buyer true, complete and correct copies of its Articles of Incorporation and Bylaws. Such Articles of Incorporation and Bylaws are collectively referred to as the "Charter Documents." The Company is not in violation of any

Charter Documents. The minute books of the Company have been made available to Buyer (and have been delivered, along with the original stock ledgers and corporate seals, to Buyer) and are correct and, except as set forth in Schedule 3.1, complete in all material respects.

     3.2  Authorization; Validity.  The Company has the full legal right,
          -----------------------
corporate power and authority to enter into this Agreement and the transactions contemplated hereby and to perform its respective obligations pursuant to the terms of this Agreement. The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

     3.3  No Conflicts.  The execution, delivery and performance of this
          ------------
Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

          (a) conflict with, or result in a breach or violation of, any of the Charter Documents;

          (b) except as set forth on Schedule 3.3(b), conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which the Company is a party or by which the Company is bound, or result in the creation or imposition of any Lien (as defined below), on any of the Company's properties pursuant to (i) any law or regulation to which the Company or any of its property is subject, or (ii) any judgment, order or decree to which the Company is bound or any of its property is subject;

          (c) except as set forth on Schedule 3.3(c), result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of the Company; or

          (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Company is subject or by which the Company is bound.

          For purposes of this Agreement, "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

     3.4  Capital Stock of the Company.  The authorized capital stock of the
          ----------------------------
Company consists of 2,000,000 shares of common stock, $.05 par value, of which 274,506 shares are issued and outstanding and no shares of preferred stock. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. All of the issued and outstanding shares of the capital stock of the Company were offered, issued, sold and delivered in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Company.

     3.5  Transactions in Capital Stock; Accounting Treatment.  Except as set
          ---------------------------------------------------
forth in Schedule 3.5, no option, warrant, call, subscription right, conversion right or other contract or commitment of any kind ("Stock Right") exists of any character, written or oral, which may obligate the Company to issue, sell or otherwise become outstanding any shares of capital stock. The Company does not have any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the transactions contemplated by this Agreement, Buyer will be the record and beneficial owner of all outstanding capital stock of the Company and rights to acquire capital stock of the Company.

     3.6  Subsidiaries, Stock, and Notes.
          ------------------------------

          (a) Except as set forth on Schedule 3.6(a), the Company does not have any subsidiaries. For purposes of this Agreement, "subsidiaries" means any corporation, partnership, limited liability company, association or other business entity of which a person (as defined in Section 10.13) owns, directly or indirectly, more than 50% of the voting securities thereof.

          (b) Except as set forth on Schedule 3.6(b), the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, limited liability company, association or other business entity, or is, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

          (c) Except as set forth on Schedule 3.6(c), there are no promissory notes that have been issued to, or are held by, the Company.

     3.7  Complete Copies of Materials.  The Company has delivered to Buyer true
          ----------------------------
and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules or that has been requested by Buyer.

     3.8  Absence of Claims Against Company.  No Stockholder has any claims
          ---------------------------------
against the Company.

     3.9  Intentionally Omitted.
          ---------------------

     3.10 Financial Statements.  Schedule 3.10 includes (a) true, complete and
          --------------------
correct copies of the Company's audited balance sheet as of December 31, 1998 and 1999 and audited income statement, statement of cash flows and statement of stockholders' equity for the years ended December 31, 1998 and 1999 (collectively, "Audited Financials"), and (b) true, complete and correct copies of an unaudited balance sheet (the "Interim Balance Sheet") for the Company as of January 31, 2000 (the "Balance Sheet Date") and income statement, statement of cash flows and statement of stockholders' equity for the one-month period then ended (collectively the "Interim Financials," and together with the Audited Financials, the "Company Financial Statements"). Except as noted on the auditors' report accompanying the Audited Financials, and except as otherwise set forth on Schedule 3.10, the Company Financial Statements have been prepared in accordance with GAAP consistently applied, subject, in the case of the Interim Financials, (i) to normal year-end adjustments, which individually or in the aggregate will not be material, and (ii) to the omission of footnote information. Each balance sheet included in the Company Financial Statements presents fairly the financial condition of the Company, as of the date indicated thereon, and each of the income statements, statements of cash flows and statements of stockholders' equity included in the Company Financial Statements presents fairly the results of its operations for the periods indicated thereon. Since the dates of the Company Financial Statements, there have been no material changes in the accounting policies of the Company.

     3.11 Liabilities and Obligations.
          ---------------------------

          (a) The Company is not liable for or subject to any liabilities except for:

               (i) those liabilities reflected on the Interim Balance Sheet and not previously paid or discharged;

               (ii) those liabilities arising in the ordinary course of business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

               (iii) those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material.

          (b) The Company has delivered to Buyer, in the case of those liabilities which are not fixed or are contested, a reasonable estimate of the maximum amount which may be payable.

          (c) Schedule 3.11(c) also includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of the Company has made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by the Company would require additional material expenditures of capital.

          (d) For purposes of this Section 3.11 (and elsewhere in this Agreement), the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

     3.12 Books and Records.  The Company has made and kept books and records
          -----------------
and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

     3.13 Bank Accounts; Powers of Attorney.  Schedule 3.13 sets forth a
          ---------------------------------
complete and accurate list as of the date of this Agreement, of:

          (a) the name of each financial institution in which the Company has any account or safe deposit box;

          (b)  the names in which the accounts or boxes are held;

          (c)  the type of account;

          (d) the name of each person authorized to draw thereon or have access thereto; and

          (e) the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

     3.14 Accounts and Notes Receivable.  The Company has delivered to Buyer a
          -----------------------------
complete and accurate list, as of a date not more than two (2) business days prior to the date hereof, of the accounts and notes receivable of the Company (including without limitation receivables from and advances to employees and the Stockholders), which includes an aging of all accounts and notes receivable showing amounts due in thirty (30) day aging categories (collectively, the "Accounts Receivable"). On the Closing Date, the Company will deliver to Buyer a complete and accurate list, as of a date not more than five (5) business days prior to the Closing Date, of the Accounts Receivable. All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are current and collectible net of any respective reserves shown on the Company Financial Statements (which reserves are adequate and calculated consistent with past practice). There is no contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

     3.15 Permits.  The Company owns or holds all licenses, franchises, permits
          -------
and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), fuel permits, licenses and franchises necessary for the continued operation of its business as it is currently being conducted (the "Permits"). The Permits are valid, and the Company has not received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former officer, director, stockholder, or employee of the Company or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to the Company, by any Permit.

     3.16 Real Property.
          -------------

          (a) For purposes of this Agreement, "Real Property" means all interests in real property including, without limitation, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned or used by the Company, together with any additions thereto or replacements thereof.

          (b) Schedule 3.16(b) contains a complete and accurate description of all Real Property (including street address, legal description (where known), owner, and Company's use thereof) and, to the Company's knowledge, any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, covenants, easements, restrictions, encroachments, leases, or encumbrances of any nature thereon ("Encumbrances"). Schedule 3.16(b) indicates whether the Real Property is owned or leased. The Real Property listed on Schedule 3.16 includes all interests in real property necessary to conduct the business and operations of the Company.

          (c)  Except as set forth in Schedule 3.16(c):

               (i) The Company has good and marketable undivided and insurable title to the Real Property free and clear of any Encumbrances or Liens other than (A) liens for current taxes not yet due and payable, and (B) easements, covenants, conditions, restrictions, and title defects to be reflected in the Title Commitments (as defined in Section 5.3) to be delivered to the Buyer pursuant to Section 5.3, which easements, covenants, conditions, restrictions and title defects shall be customary and mutually agreeable to the Buyer and the Company acting in good faith (collectively, "Permitted Encumbrances").

               (ii) The legal descriptions for the Real Property contained in the respective deeds thereof describe the properties fully and adequately. All structures, facilities and improvements to the Real Property ("Structures") are located within the boundary lines of the Real Property and no structures, facilities or other improvements on any parcel adjacent to the Real Property encroach onto any portion of the Real Property. The Structures do not encroach on any easement which burdens any portion of the Real Property, and none of the Real Property serves any adjacent parcel for any purpose inconsistent with the use of the Real Property.

               (iii) The Company has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.

               (iv) All structures and all structural, mechanical and other physical systems thereof that constitute part of the Real Property, including but not limited to the walls, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facility included therein, and other material items at the Real Property (collectively, the "Tangible Assets"), are free of defects and in good operating condition and repair. For purposes of this Section, a defect shall mean a condition relating to the structures or any structural, mechanical or physical system which requires an expenditure of more than $5,000 to correct. No maintenance or repair to the Real Property, Structures or any Tangible Asset has been unreasonably deferred or not undertaken and completed in accordance with any lease affecting any portion of the Real Property. There is no water, chemical or gaseous seepage, diffusion or other intrusion into said buildings, including any subterranean portions, that would impair beneficial use of the Real Property, Structures or any Tangible Asset. With respect to the Company's real property located in Lakeville, Minnesota, there are no wells, whether for drinking water, irrigation, fire protection or emergency pumping, which are presently in use, not in use or sealed by a licensed contractor.

               (v) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law or by the use and operation of the Real Property in the conduct of the Company's business are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Real Property in the operation of the Company's business and to permit full compliance with the requirements of all laws in the operation of such business. No fact or condition exists which could result in the termination or material reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

               (vi) The Real Property and all present uses and operations of the Real Property comply with all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards or restrictions of any government entity having jurisdiction over any portion of the Real Property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, employment and employment practices and access by the handicapped) (collectively, "Laws"), covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. The Company has obtained all approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the construction, ownership, use, occupation and operation of the Real Property.

               (vii) Except as set forth on the surveys previously made available to Buyer, none of the Structures, the appurtenances thereto or the equipment therein or the operation or maintenance thereof, or the conduct of the Company's business, violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other Encumbrance or restriction affecting such Real Property in any respect. The Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the Company's business does not constitute a nonconforming use and is not the subject of a special use permit under any applicable Law.

               (viii) There are no pending or, to the Company's knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely effect the current use, occupancy or value thereof, nor has the Company or any of the Stockholders received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

               (ix) No portion of the Real Property or the Structures has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

               (x) There are no parties other than the Company in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of the Real Property or any portion thereof.

               (xi) There are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein. The Company has not transferred any air rights or development rights relating to the Real Property.

               (xii) There are no service contracts or other agreements relating to the use or operation of the Real Property.

               (xiii) No portion of the Real Property is located in a wetlands area, as defined by Laws, or in a designated or recognized flood plain, flood plain district, flood hazard area or area of similar characterization. No commercial use of any portion of the Real Property will violate any requirement of the United States Corps of Engineers or Laws relating to wetlands areas.

               (xiv) All real property taxes and assessments that are due and payable with respect to the Real Property have been paid or will be paid at or prior to Closing.

               (xv) All oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Company leases from any other party any real property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases") are valid and in full force and effect. The Company has provided Buyer with true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any option granted to such party under such Lease. The Leases and the Company's interests thereunder are free of all Liens.

               (xvi) None of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

     3.17 Personal Property.
          -----------------

          (a) Schedule 3.17(a) sets forth a complete and accurate depreciation schedule of all personal property included on the Interim Balance Sheet and all other personal property owned or leased by the Company both (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment and an indication as to which assets are currently owned, or were formerly owned, by any Stockholder or business or personal affiliates of any Stockholder or of the Company.

          (b) The Company currently owns or leases all personal property and other assets necessary to conduct the business and operations of the Company as they are currently being conducted, free and clear of all Liens except for such Liens as are set forth on Schedule 3.17(a).

          (c) All of the trucks and other material, machinery and equipment of the Company which have a tax basis in excess of $15,000 are in good working order and condition, ordinary wear and tear excepted. All leases set forth on
Schedule 3.17(a) are in full force and effect and constitute valid and binding agreements of the Company, and the Company is not in breach, and to the Company's knowledge no other party is in breach, of any of their terms. All fixed assets used by the Company that are material to the operation of its business are either owned by the Company or leased under an agreement listed on
Schedule 3.17(a).

     3.18 Intellectual Property.
          ---------------------

          (a) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, the registered and unregistered Marks (as defined below) listed on Schedule 3.18(a). Such schedule lists (i) all of the Marks registered in the United States Patent and Trademark Office ("PTO") or the equivalent thereof in any state of the United States or in any foreign country, and (ii) all of the unregistered Marks, that the Company now owns or uses in connection with its business. Except with respect to those Marks shown as licensed on Schedule 3.18(a), the Company owns all of the registered and unregistered trademarks, service marks, and trade names that it uses. The Marks listed on Schedule 3.18(a) will not cease to be valid rights of the Company by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. For purposes of this
Section 3.18, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held by the Company, including any registration or application for registration of any trademarks and services marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Company, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Company in the United States or any foreign country.

          (b) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the Patents (as defined below) listed on Schedule 3.18(b)(i) and in the Copyright (as defined below) registrations listed on Schedule 3.18(b)(ii). Such Patents and Copyrights constitute all of the Patents and Copyrights that the Company now owns or is licensed to use. The Company owns or is licensed to practice under all patents and copyright registrations that the Company now owns or uses in connection with its business. For purposes of this Section 3.18, the term "Patent" shall mean any United States or foreign patent to which the Company has title as of the date of this Agreement, as well as any application for a United States or foreign patent made by the Company; and the term "Copyright" shall mean any United States or foreign copyright owned by the Company as of the date of this Agreement, including any registration of copyrights, in the United States Copyright Office or the equivalent thereof in any foreign county, as well as any application for a United States or foreign copyright registration made by the Company.

          (c) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the trade secrets, franchises, or similar rights (collectively, "Other Rights") listed on
Schedule 3.18(c). Those Other Rights constitute all of the Other Rights that the Company now owns or is licensed to use. The Company owns or is licensed to practice under all trade secrets, franchises or similar rights that it owns, uses or practices under.

          (d) The Marks, Patents, Copyrights, and Other Rights listed on Schedules 3.18(a), 3.18(b)(i), 3.18(b)(ii), and 3.18(c) are referred to collectively herein as the "Intellectual Property." The Intellectual Property owned by the Company is referred to herein collectively as the "Company Intellectual Property." All other Intellectual Property is referred to herein collectively as the "Third Party Intellectual Property." Except as indicated on
Schedule 3.18(d), the Company has no obligations to compensate any person for the use of any Intellectual Property nor has the Company granted to any person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not.

          (e) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third Party Intellectual Property license, sublicense or agreement described in Schedule 3.18(a), (b), or (c).

Except as set forth on Schedule 3.18(e), no claims with respect to the Company Intellectual Property or Third Party Intellectual Property are currently pending or, to the knowledge of the Company, are threatened by any person, nor, to the Company's knowledge, do any grounds for any claims exist: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted by the Company; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property or other trade secret material to the Company; or (iv) challenging the Company's license or legally enforceable right to use of the Third Party Intellectual Property. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party. Neither the Company nor any of its subsidiaries (x) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, or copyrights and which has not been finally terminated or been informed or notified by any third party that the Company may be engaged in such infringement or (y) has knowledge of any infringement liability with respect to, or infringement by, the Company of any trade secret, patent, trademark, service mark, or copyright of another.

     3.19 Significant Customers; Material Contracts and Commitments.
          ---------------------------------------------------------

          (a) Schedule 3.19(a) sets forth a complete and accurate list of all Significant Customers and Significant Suppliers. For purposes of this Agreement, "Significant Customers" are the twenty (20) customers that have effected the most purchases, in dollar terms, from the Company during the twelve
(12) months ending on December 31, 1999, and "Significant Suppliers" are the twenty (20) suppliers who supplied the largest amount by dollar volume of products or services to the Company during the twelve (12) months ending on December 31, 1999.

          (b) Schedule 3.19(b) contains a complete and accurate list of all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which the Company is a party or by which it or its properties are bound (including without limitation contracts with Significant Customers, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) to which the Company and any affiliate of the Company or any officer, director or stockholder of the Company are parties ("Related Party Agreements"); (ii) that may give rise to obligations or liabilities exceeding, during the current term thereof, $5,000, or (iii) that may generate revenues or income exceeding, during the current term thereof, $5,000 (collectively with the Related Party Agreements, the "Material Contracts"). The Company has delivered, or in the case of purchase orders, made available, to Buyer true, complete and correct copies of the Material Contracts.

          (c) Except to the extent set forth on Schedule 3.19(c), (i) none of the Company's Significant Customers has canceled or substantially reduced or, to the knowledge of the Company, is currently attempting or threatening to cancel or substantially reduce, any purchases from the Company, (ii) none of the Company's Significant Suppliers has canceled or substantially reduced or, to the knowledge of the Company, is currently attempting to cancel or substantially reduce, the supply of products or services to the Company, (iii) the Company has complied with all of its commitments and obligations and is not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, (iv) to the Company's knowledge, each party to a Material Contract other than the Company has complied with all of its commitments and obligations with respect to, and is not in default under, any Material Contract, and (v) there are no Material Contracts that were not negotiated at arm's length. The Company has not received any material customer complaints concerning its products and/or services, nor has it had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material revenue.

          (d)  Each Material Contract, except those terminated pursuant to
Section 5.5, is valid and binding on the Company and is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party or are advisable in order that any such Material Contract remain in effect without modification after the transactions contemplated by this Agreement and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Third Party Consents"). All Third Party Consents are listed on Schedule 3.19(d).

          (e) The Company is not a "women's business enterprise" ("WBE") or "woman-owned business concern" as defined in 48 C.F.R. (S) 52.204-5, or a "minority business enterprise" ("MBE") or "minority-owned business concern" as defined in 48 C.F.R. (S) 52.219- 8, nor has it held itself out to be such to any of its customers.

          (f)  The outstanding balance on all loans or credit agreements either
(i) between the Company and any person in which any of the Stockholders owns a material interest, or (ii) guaranteed by the Company for the benefit of any person in which any of the Stockholders owns a material interest, are set forth in Schedule 3.19(f).

          (g) Except with respect to rights that may exist upon a foreclosure under federal or state law or upon contractual agreement, the pledge, hypothecation or mortgage of all or substantially all of the Company's assets (including, without limitation, a pledge of the Company's contract rights under any Material Contract) will not, except as set forth on Schedule 3.19(g), (i) result in the breach or violation of, (ii) constitute a default under, (iii) create a right of termination under, or (iv) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the assets of the Company (other than a Lien created pursuant to the pledge, hypothecation or mortgage described at the start of this Section 3.19(g)) pursuant to any of the terms and provisions of, any Material Contract to which the Company is a party or by which the property of the Company is bound.

     3.20 Government Contracts.
          --------------------

          (a) Except as set forth on Schedule 3.20, the Company is not a party to any government contracts.

          (b) The Company has not been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, to the knowledge of the Company, has any suspension or debarment action been threatened or commenced. There is no valid basis for the Company's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government or any state or local government.

          (c) Except as set forth in Schedule 3.20, the Company has not been, nor is it now being, audited or investigated by any government agency, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the knowledge of the Company, has such audit or investigation been threatened.

          (d) The Company has no dispute pending before a contracting office of, nor any current claim pending against, any agency or instrumentality of the United States Government or any state or local government, relating to a contract.

          (e) The Company has not, with respect to any government contract, received a cure notice advising the Company that it is or was in default or would, if it failed to take remedial action, be in default under such contract.

          (f) The Company has not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government or any state or local government.

          (g) No employee, agent, consultant, representative, or affiliate of the Company is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Company's business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

          (h) Each of the Company's government contracts has been issued, awarded or novated to the Company in the Company's name.

     3.21 Inventory.  The inventory of the Company consists of raw materials and
          ---------
supplies, manufactured and purchased parts, goods in process and finished goods, all of which is merchantable and fit for the purposes for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject to a GAAP reserve for inventory set forth on the face of the Interim Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

     3.22 Insurance.  Schedule 3.22 sets forth a complete and accurate list, as
          ---------
of the Balance Sheet Date, of all insurance policies carried by the Company and all insurance loss runs or workmen's compensation claims received for the past two (2) policy years. The Company has delivered to Buyer true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Company and the Company has not, within the last three (3) years, exhausted or materially reduced any of its insurance policy coverages. To the knowledge of the Company, there have been no threatened terminations of, or material premium increases with respect to, any of such policies. Except as otherwise set forth on Schedule 3.22, (i) the Company's insurance coverages will not terminate or otherwise be adversely affected by the consummation of the transactions contemplated by this Agreement and (ii) no further premiums payable under the Company's insurance policies will be due as of or after Closing with respect to periods ending on or prior to the Closing Date.

     3.23 Environmental Matters.
          ---------------------

          (a) The Company and any other person or entity for whose conduct the Company is or may be held responsible, have no liability under, have never violated, and are presently in compliance with any and all environmental, health or safety-related laws, regulations, ordinances or by-laws at the federal, state and local level (the "Environmental Laws") applicable to the Real Property and any facilities and operations thereon, except as listed in Schedule 3.23(a).

          (b) There exist no conditions with respect to the environment on or off the Real Property, whether or not yet discovered, that could or do result in any damage, loss, cost, expense, claim, demand, order or liability to or against the Company by any third party including, without limitation, any condition resulting from the operation of the Company's business and/or the operation of the business of any other property owner or operator in the vicinity of the Real Property and/or any activity or operation formerly conducted by any person or entity on or off the Real Property, except as set forth in Schedule 3.23(b).

          (c) The Company, and any other person or entity for whose conduct the Company is or may be held responsible, have not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, or processed any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, or oil as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, 42 U.S.C. (S) 6901 et seq., the
                                                               -- ---
Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. (S) 9601 et seq., the Federal Clean Water Act, as amended,
                             -- ---
33 U.S.C.  (S) 1251 et seq., or any other federal, state, or local environmental
                    -- ---
law, regulation, ordinance, rule, or bylaw, whether existing as of the date hereof, previously enforced, or subsequently enacted ("Hazardous

Material") or any solid waste at the Real Property, or at any other location, except in compliance with all applicable Environmental Laws and except as listed in Schedule 3.23(c).

          (d) The Company has no knowledge of the releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the soil, surface waters, ground waters, land, stream sediments, surface or subsurface strata, ambient air, sewer system, or any environmental medium with respect to the Real Property ("Environmental Condition") except as listed in Schedule 3.23(d).

          (e) No Lien has been imposed on the Real Property by any governmental entity at the federal, state, or local level in connection with the presence on or off the Real Property of any Hazardous Material, except as listed in Schedule 3.23(e).

          (f) The Company has not, and any other person or entity for whose conduct the Company is or may be held responsible has not, (i) entered into or been subject to any consent decree, compliance order, or administrative order with respect to the Real Property or any facilities or operations thereon; (ii) received notice under the citizen suit provision of any of the Environmental Laws in connection with the Real Property or any facilities or operations thereon; (iii) received any request for information, notice, demand letter, administrative inquiry, or formal or informal compliant or claim with respect to any Environmental Condition relating to the Real Property or any facilities or operations thereon; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to the Real Property or any facilities or operations thereon, except as set forth in Schedule 3.23(f); and the Company, and any other person or entity for whose conduct it is or may be held responsible, have no knowledge that any of the above will be forthcoming.

          (g) The Company has all permits necessary pursuant to Environmental Laws for its activities and operations at the Real Property and for any past or ongoing alterations or improvements at the Real Property, which permits are listed in Schedule 3.23(g).

          (h) None of the following exists at the Real Property: (1) underground storage tanks, (2) asbestos-containing materials in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, (4) lead paint, pipes or solder, or (5) landfills, surface impoundments or disposal areas, except as listed in Schedule 3.23(h).

          (i) The Company has provided to Buyer copies of all documents, records and information in its possession or control or available to the Company concerning Environmental Conditions relevant to the Real Property or any facilities or operations thereon, whether generated by Company or others, including, without limitation, environmental audits, environmental risk assessments, or site assessments of the Real Property and/or any adjacent property or other property in the vicinity of the Real Property owned or operated by the Company or others, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and environmental agency reports and correspondence. Furthermore, the Stockholders shall have an ongoing obligation to immediately provide to Buyer copies of any additional such documents that come into the possession or control of or become available to the Stockholders subsequent to the date hereof.

          (j) The Company has, at its sole cost and expense, taken or caused to be taken all actions necessary to ensure that as of the Closing Date the Real Property, all activities and operations thereon, and all alterations and improvements thereto, comply with all applicable Environmental Laws and with any and all agreements with governmental entities, court orders, and administrative orders regarding Environmental Conditions, except as set forth on Schedule 3.23(j).

     3.24 Labor and Employment Matters.  With respect to employees of and
          ----------------------------
service providers to the Company, except as set forth on Schedule 3.24:

          (a) the Company is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

          (b) there is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against the Company pending or, to the Company's knowledge, threatened, before the National Labor Relations Board or any other comparable authority;

          (c) there is not now, nor within the past three (3) years has there been, any labor strike, slowdown or stoppage actually pending or, to the Company's knowledge, threatened, against or directly affecting the Company;

          (d) to the Company's knowledge, no labor representation organization effort exists nor has there been any such activity within the past three (3) years;

          (e) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Company's knowledge, no claims therefor exist or have been threatened;

          (f) the employees of the Company are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company; and

          (g) all persons classified by the Company as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

     3.25 Employee Benefit Plans.
          ----------------------

          (a)  Definitions.

               (i) "Benefit Arrangement" means any benefit arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, other than any obligation, arrangement, custom or practice that is an Employee Benefit Plan, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Internal Revenue Code of 1986, as amended ("Code"), and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

               (ii) "Company Benefit Arrangement" means any Benefit Arrangement sponsored or maintained by the Company or with respect to which the Company has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise) as of the Closing Date, in each case with respect to any present or former directors, employees, or agents of the Company.

               (iii) "Company Plan" means, as of the Closing Date, any Employee Benefit Plan for which the Company is the "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or any Employee Benefit Plan maintained by the Company or to which the Company is obligated to make payments, in each case with respect to any present or former employees of the Company.

               (iv) "Employee Benefit Plan" has the meaning given in Section 3(3) of ERISA.

               (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

               (vi) "ERISA Affiliate" means any person that, together with the Company, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

               (vii) "Multiemployer Plan" means any Employee Benefit Plan described in Section 3(37) of ERISA.

               (viii) "Qualified Plan" means any Employee Benefit Plan that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code.

               (ix) "Welfare Plan" means any Employee Benefit Plan described in Section 3(1) of ERISA.

          (b) Schedule 3.25(b) contains a complete and accurate list of all Company Plans and Company Benefit Arrangements. Schedule 3.25(b) specifically identifies all Company Plans (if any) that are Qualified Plans.

          (c) With respect, as applicable, to Employee Benefit Plans and Benefit Arrangements, except as set forth on Schedule 3.25(c):

               (i) true, correct, and complete copies of all the following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable, have been delivered to Buyer: (A) all documents constituting the Company Plans and Company Benefit Arrangements, including but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (B) the most recent Forms 5500 or 5500C/R and any financial statements attached thereto and those for the prior three (3) years; (C) the last Internal Revenue Service determination letter, the last IRS determination letter that covered the qualification of the entire plan (if different), and the materials submitted by the Company to obtain those letters; (D) the most recent summary plan description; (E) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (F) all reports submitted within the four (4) years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors; (G) all notices that were given within the three (3) years preceding the date of this Agreement by the IRS, Department of Labor, or any other governmental agency or entity with respect to any plan or arrangement; and (H) employee manuals or handbooks containing personnel or employee relations policies;

               (ii) the Office Electronics, Inc. Profit Sharing Plan (the "Company 401(k) Plan") is the only Qualified Plan. The Company has never maintained or contributed to another Qualified Plan. The Company 401(k) Plan qualifies under Section 401(a) of the Code, and any trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the design or operation of any Qualified Plans that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty, or tax under ERISA or the Code;

               (iii) the Company has never sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan);

               (iv) each Company Plan and each Company Benefit Arrangement has been maintained in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including federal and state securities laws;

               (v) there are no pending claims or lawsuits by, against, or relating to any Employee Benefit Plans or Benefit Arrangements that are not Company Plans or Company Benefit Arrangements that would, if successful, result in liability of the Company or any Stockholder, and no claims or lawsuits have been asserted, instituted or, to the knowledge of the Company, threatened by, against, or relating to any Company Plan or Company Benefit Arrangement, against the assets of any trust or other funding arrangement under any such Company Plan, by or against the Company with respect to any Company Plan or Company Benefit Arrangement, or by or against the plan administrator or any fiduciary of any Company Plan or Company Benefit Arrangement, and the Company does not have knowledge of any fact that could form the basis for any such claim or lawsuit. The Company Plans and Company Benefit Arrangements are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to the Company 401(k) Plan under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs;

               (vi) no Company Plan or Company Benefit Arrangement contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement;

               (vii) with respect to each Company Plan, there has occurred no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA or breach of any fiduciary duty described in Section 404 of ERISA that would, if successful, result in any liability for the Company or any Stockholder, officer, director, or employee of the Company;

               (viii) all reporting, disclosure, and notice requirements of ERISA and the Code have been fully and completely satisfied with respect to each Company Plan and each Company Benefit Arrangement;

               (ix) all amendments and actions required to bring the Company Benefit Plans into conformity with the applicable provisions of ERISA, the Code, and other applicable laws have been made or taken except to the extent such amendments or actions (A) are not required by law to be made or taken until after the Closing Date and (B) are disclosed on Schedule 3.25(c);

               (x) payment has been made of all amounts that the Company is required to pay as contributions to the Company Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the Balance Sheet Date; and all monies withheld from employee paychecks with respect to Company Plans have been transferred to the appropriate plan within 30 days of such withholding;

               (xi) the Company has not prepaid or prefunded any Welfare Plan through a trust, reserve, premium stabilization, or similar account, nor does it provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9);

               (xii) no statement, either written or oral, has been made by the Company to any person with regard to any Company Plan or Company Benefit Arrangement that was not in accordance with the Company Plan or Company Benefit Arrangement and that could have an adverse economic consequence to the Company;

               (xiii) the Company has no liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan or Benefit Arrangement that is not a Company Benefit Arrangement or with respect to any Employee Benefit Plan sponsored or maintained (or which has been or should have been sponsored or maintained) by any ERISA Affiliate;

               (xiv) all group health plans of the Company and its affiliates have been operated in material compliance with the requirements of Sections 4980B (and its predecessor) and 5000 of the Code, and the Company has provided, or will have provided before the Closing Date, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B with respect to any "qualifying event" (as defined therein) occurring before or on the Closing Date;

               (xv) no employee or former employee of the Company or beneficiary of any such employee or former employee is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than (i) death or retirement benefits under a Qualified Plan, (ii) deferred compensation benefits accrued as liabilities on the Interim Balance Sheet or (iii) continuation coverage mandated under Section 4980B of the Code or other applicable law.

          (d) Schedule 3.25(d) hereto contains the most recent quarterly listing of workers' compensation claims and a schedule of workers' compensation claims of the Company for the last three (3) fiscal years.

          (e) The Company has delivered to Buyer an accurate list, as of February 29, 2000, of all employees of the Company and their salary.

          (f) Except as set forth on Schedule 3.25(f), the Company has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

     3.26 Taxes.
          -----

          (a)  Except as set forth on Schedule 3.26(a):

               (i) The Company has timely filed all Tax Returns due on or before the Closing Date, and all such Tax Returns are true, correct, and complete in all respects.

               (ii) The Company has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return.

               (iii) The amount of the Company's liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Interim Balance Sheet and the amount of the Company's liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Company.

               (iv) Except as set forth on Schedule 3.26, there are no ongoing examinations or claims against the Company for Taxes, and no notice of any audit, examination, or claim for Taxes, whether pending or threatened, has been received.

               (v) The Company has, and always has had, a taxable year ended on December 31.

               (vi) The Company utilizes the accrual method of accounting for income Tax purposes. The Company has not agreed to, and is not and will not be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

               (vii) The Company has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

               (viii) Copies of (A) any Tax examinations, (B) extensions of statutory limitations for the collection or assessment of Taxes and (C) the Tax Returns of the Company for the last fiscal year have been delivered to Buyer.

               (ix) There are (and as of immediately following the Closing there will be) no Liens on the assets of the Company relating to or attributable to Taxes.

               (x) To the Company's knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any

Lien on the assets of the Company or otherwise have an adverse effect on the Company or its business.

               (xi) None of the Company's assets are treated as "tax exempt use property" within the meaning of Section 168(h) of the Code.

               (xii) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

               (xiii) The Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

               (xiv) The Company is not, and has not been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and the Company has not assumed the tax liability of any other person under contract.

               (xv) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

               (xvi) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

               (xvii) The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return and does not have any liability for the Taxes of another person under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          (b) The Company is not an S Corporation within the meaning of Section 1361 of the Code and has not been an S corporation since December 31, 1994.

          (c)  For purposes of this Agreement:

               (i) the term "Tax" shall include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and

               (ii) the term "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

     3.27 Conformity with Law; Litigation.
          -------------------------------

          (a) The Company has not violated any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it.

          (b) Except as set forth on Schedule 3.27(b), no Stockholder has, at any time: (i) committed any criminal act (except for minor traffic violations);
(ii) engaged in acts of fraud, dishonesty, gross negligence or moral turpitude;
(iii) filed for personal bankruptcy; or (iv) been an officer, director, manager, trustee or controlling shareholder of a company that filed for bankruptcy or Chapter 11 protection.

          (c) Except as set forth on Schedule 3.27(c), there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Company, threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its properties or business.

     3.28 Relations with Governments.  The Company has not made, offered or
          --------------------------
agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

     3.29 Absence of Changes.  Since the Balance Sheet Date, the Company has
          ------------------
conducted its business in the ordinary course and, except as contemplated herein or as set forth on Schedule 3.29, there has not been:

          (a) any change, by itself or together with other changes, that has affected adversely, or is likely to affect adversely, the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the Company;

          (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Company;

          (c) any change in the authorized capital of the Company or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

          (d) any declaration or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

          (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, Stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, nor has the Company entered into or amended any Company Benefit Arrangement, Company Plan, employment, severance or other agreement relating to compensation or fringe benefits;

          (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of the Company;

          (g) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company to any person, including without limitation the Stockholders and their affiliates;

          (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of the Stockholders and their affiliates, provided
                                                                     --------
that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

          (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company;

          (k)  any waiver of any material rights or claims of the Company;

          (l) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party, including without limitation any material modification, alteration or cancellation to the Company's insurance policy coverages);

          (m) any transaction by the Company outside the ordinary course of business;

          (n) any capital commitment by the Company, either individually or in the aggregate, exceeding $25,000;

          (o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of its assets;

          (p) any creation or assumption by the Company of any mortgage, pledge, security interest or Lien or other encumbrance on any asset (other than Liens arising under existing lease financing arrangements which are not material and Liens for Taxes not yet due and payable);

          (q) any entry into, amendment of, relinquishment, termination or non-renewal by the Company of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $25,000;

          (r) any loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

          (s) the commencement or notice or, to the knowledge of the Company, threat of commencement, of any lawsuit or proceeding against, or investigation of, the Company or any of its affairs; or

          (t) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

     3.30 Disclosure.
          ----------

          (a) All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statements and other writings furnished to Buyer pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are and will be complete and accurate in all material respects. No representation or warranty by the Stockholders or the Company contained in this Agreement, in the Schedules attached hereto or in any certificate furnished or to be furnished by the Stockholders or the Company to Buyer in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact known to any Stockholder that has specific application to such Stockholder or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as such Stockholder can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or any Schedule hereto.

          (b) Nothing in the Schedules referred to in this Article 3 will be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the applicable Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty has to do with the existence of the document or other item itself). The Buyer agrees that the foregoing provisions of this Section 3.30(b) shall only be given effect for purposes of determining whether a breach of, or an inaccuracy in, a representation and warranty has occurred for which Buyer shall be entitled to recovery under the Insurance Policy (as defined in Section 6.16). The provisions of this Section 3.30 shall not be given effect for any other purpose under this Agreement, and specifically shall not be given effect for purposes of determining whether the Stockholders have any personal liability to Buyer under this Agreement.

          (c) Notwithstanding anything to the contrary in this Agreement, (i) no investigation by Buyer shall affect the representations and warranties of the Stockholders and the Company under this Agreement or contained in any document, certificate or other writing furnished or to be furnished to Buyer in connection with the transaction contemplated hereby and (ii) such representations and warranties shall not be affected or deemed waived by reason of the fact that Buyer knew or should have known that any of the same is or might be inaccurate in any respect.

     3.31 Predecessor Status; Etc.  Schedule 3.31 sets forth a listing of all
          ------------------------
legal names, trade names, fictitious names or other names (including, without limitation, any names of divisions or operations) of the Company and all of its predecessor companies during the five-year period immediately preceding the Closing, including without limitation the names of any entities from whom the Company has acquired material assets. During the five (5) year period immediately preceding the Closing, the Company has operated only under the names set forth on Schedule 3.31 in the jurisdiction or jurisdictions set forth on
Schedule 3.31 and has not been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

     3.32 Location of Chief Executive Offices.  Schedule 3.32 sets forth the
          -----------------------------------
location of the Company's chief executive offices.

     3.33 Location of Equipment and Inventory.  All inventory and equipment held
          -----------------------------------
on the date hereof by the Company is located at one of the locations shown on
Schedule 3.33. For purposes of this Agreement, (a) the term "inventory" shall mean any inventory of whatever nature owned by the Company as of the date hereof, and, in any event, shall include, but shall not be limited to, all merchandise, inventory and goods wherever located, together with all goods, supplies, incidentals, packaging materials and any other items used or usable in manufacturing, processing, packaging or shipping the same; in all stages of production -- from raw materials through work-in-process to finished goods; and
(b) the term "equipment" shall mean any "equipment" of any nature owned by the Company as of the date hereof, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles owned by the Company as of the date hereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

     3.34 Year 2000 Compliance.  As of January 1, 2000, the Company was Year
          --------------------
2000 Compliant and Ready (as defined below). To the extent the Company was not Year 2000 Compliment and Ready on January 1, 2000, as set forth on Schedule 3.34, the Company has no reason to believe that such status will result in a material adverse affect on the Company's business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise). In addition, the Company has no reason to believe that its respective vendors, suppliers and customers were not Year 2000 Compliant and Ready as of January 1, 2000, where the failure to be Year 2000 Compliant and Ready would have a material adverse affect on the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company. For purposes of this Agreement, the term "Year 2000 Compliant and Ready," with respect to any person, means that the hardware and software systems and components (including without limitation imbedded microchips) owned, licensed or used by such person in connection with its business operations will (without any additional cost or the need for human intervention) (i) accurately process information involving any and all dates before, during and/or after January 1, 2000, including without limitation recognizing and processing input, providing output, storing information and performing date-related calculations, all without creating any ambiguity as to the century and without any other error or malfunction, (ii) operate accurately without material interruption or malfunction on and in respect of any and all dates before, during and/or after January 1, 2000 and (iii) where applicable, respond to and process two digit year input without creating any ambiguity as to the century.

     3.35 Broker Fees.  Except as set forth on Schedule 3.35, the Company does
          -----------
not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company or the Buyer could become liable or obligated.

3.A. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     To induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Stockholder, severally, but not jointly, represents and warrants to Buyer as follows (for purposes of this Article 3.A., the phrases "knowledge of the Stockholder" or the "Stockholder's knowledge," or words of similar import, means the actual knowledge of such Stockholder after reasonable investigation):

     3.A.1  Authorization; Validity.  Except as set forth on Schedule 3.A.1,
            -----------------------
such Stockholder has the full legal right and authority to enter into this Agreement and the transactions contemplated hereby and to perform its respective obligations pursuant to the terms of this Agreement. This Agreement is a legal, valid and binding obligation of such Stockholder enforceable in accordance with its terms. Such Stockholder need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

     3.A.2  No Conflicts.  The execution, delivery and performance of this
            ------------
Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not (a) conflict with, or result in a breach or violation of any trust documents of such Stockholder, (b) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which such Stockholder is a party or by which such Stockholder is bound or (c) violate any law, order, judgment, rule, regulation, decree or ordinance to which such Stockholder is subject or by which such Stockholder is bound.

     3.A.3  Stock Ownership.  Such Stockholder is the lawful record and
            ---------------
beneficial owner of the shares of the capital stock of the Company, in the amounts set forth in Schedule 3.A.3, free and clear of Liens. Upon sale and delivery of, and payment for, such shares on the terms and conditions set forth in this Agreement, such Stockholder will convey to the Buyer good and marketable title to such shares, free and clear of any Liens. Such Stockholder does not have any claims, and hereby expressly waives any claims such Stockholder may have, under state or federal securities laws against the Company, or any officer or director thereof, with respect to the Stock owned by such Stockholder. To such Stockholder's knowledge, no Stock Right exists of any character, written or oral, which may obligate the Company to issue or sell to such Stockholder any shares of capital stock of the Company not specifically identified on Schedule 3.A.3. Such Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

     3.A.4  Absence of Claims Against Company.  Such Stockholder has no claims
            ---------------------------------
against the Company.

     3.A.5  Disclosure.  No representation or warranty by such Stockholder in
            ----------
this Article 3.A, in the Schedules attached hereto with respect to Article 3.A or in any certificate furnished or to be furnished by such Stockholder to Buyer pursuant to this Article 3.A., contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading.

     3.A.6  No Litigation.  There are no actions, suits or claims or legal,
            -------------
administrative or arbitration proceedings or investigations pending, or, to such Stockholder's knowledge, threatened, that, if successful, would prevent or otherwise restrain such Stockholder from selling its Stock or otherwise performing its obligations under this Agreement.

     3.A.7  Brokers Fees.  Except as set forth on Schedule 3.A.7, such
            ------------
Stockholder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company or Buyer could become liable or obligated.

     3.A.8  Additional Representations for Entity Stockholders.  If such
            --------------------------------------------------
Stockholder is a corporation, partnership, trust or other entity, such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The execution and delivery of this Agreement, and the performance of such Stockholder's obligations hereunder, will not conflict with, breach or otherwise violate the organizational or governing documents to which such Stockholder is subject and the execution and delivery of this Agreement has been duly authorized to the extent required under such organizational or governing documents. Any person signing this Agreement on behalf of such entity Stockholder has the full legal right, power and authority to enter into this Agreement and bind such Stockholder to the terms hereof.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER

     To induce the Company and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to the Company and the Stockholders as follows:

     4.1  Due Organization.  Buyer is a corporation duly organized, validly
          ----------------
existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted.

     4.2  Authorization; Validity of Obligations.  The Buyer has the full legal
          --------------------------------------
right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations pursuant to the terms of this Agreement. The execution and delivery of this Agreement by Buyer and the performance by Buyer of the transactions contemplated herein has been duly and validly authorized by the Board of Directors of Buyer and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

     4.3  No Conflicts.  The execution, delivery and performance of this
          ------------
Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not:

          (a) conflict with, or result in a breach or violation of, the Buyer's Certificate of Incorporation or Bylaws;

          (b) conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which Buyer is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of Buyer's properties pursuant to (i) any law or regulation to which Buyer or any of its property is subject, or (ii) any judgment, order or decree to which Buyer is bound or any of its property is subject;

          (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Buyer; or

          (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which Buyer is subject, or by which Buyer is bound.

          4.4  Accuracy of Filings.  All periodic reports and filings by Buyer
               -------------------
with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "Exchange Act") have conformed in all material respects to the requirements of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, and none of such documents contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

5.   COVENANTS

     5.1  Tax Matters.
          -----------

          (a) The following provisions shall govern the allocation of responsibility as between the Company, on the one hand, and the Stockholders, on the other, for certain tax matters following the Closing Date:

                (i) The Stockholders' Representatives shall prepare or cause to be prepared and file or cause to be filed, within the time and in the manner provided by law, all Tax Returns of the Company for all periods ending on or before the Closing Date that are due after the Closing Date. Such Tax Returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by Buyer. To the extent reasonably requested by the Stockholders' Representatives or required by law, Buyer and the Company shall participate in the filing of any Tax Returns filed pursuant to this paragraph. The Stockholders agree that their obligation to file Tax Returns pursuant to this Section 5.1(a)(i) shall include the obligation to file "short year" local, state and federal income Tax Returns for the period beginning January 1, 2000 and ending on the Closing Date as a result of the fact that, following Closing, the Company (x) will become a member of Buyer's consolidated reporting group for Tax purposes and (y) will no longer file income Tax returns as a separate and distinct entity.

                (ii)  Intentionally Omitted.
                      ---------------------

                (iii) Buyer on one hand and the Stockholders' Representatives on the other hand shall (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.1 and any audit, litigation or other proceeding with respect to Taxes; (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company for all periods ending prior to or including the Closing Date; and (C) preserve information, records or documents relating to Tax matters pertinent to the Company that are in its possession or under its control until the expiration of any applicable statute of limitations or extensions thereof.

                (iv) The Stockholders shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising from or relating to the transactions contemplated by this Agreement, and the Stockholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable law, Buyer and the Company, will join in the execution of any such Tax Returns and other documentation.

     5.2  Intentionally Omitted.
          ---------------------

     5.3  Title Insurance and Surveys.
          ---------------------------

          (a) With respect to each fee estate included in the Real Property, the Company will obtain and deliver to Buyer (at the Stockholders' expense) (i) as soon as practicable after the date of this Agreement, or as of a date within six
(6) months preceding the date of this Agreement, a title commitment disclosing the condition of title to such fee estate and all easements, rights of way, and restrictions of record with respect thereto, as of a date not earlier than the date of this Agreement, accompanied by copies of all instruments evidencing the scope and extent of all such easements, rights of way, and restrictions of record (the "Title Commitment"), and (ii) at or prior to Closing, an ALTA Owner's Policy of Title Insurance on a form customarily used in the state in which the Real Property is located, issued by a title insurer satisfactory to Buyer, in an amount equal to the fair market value of the Real Property (as reasonably determined by Buyer), insuring title to such property to be in the name of a party designated by Buyer, subject only to Permitted Encumbrances (each a "Title Policy").

          (b) Each Title Policy obtained and delivered to Buyer pursuant to this Agreement shall, except to the extent that title insurers in the state in which the applicable property is located are not lawfully permitted to issue such policies, (i) insure title to the property described in the policy and all recorded easements benefiting such property, (ii) contain an "extended coverage endorsement" or similar modification insuring over or otherwise eliminating the general exceptions customarily contained in title policies, (iii) contain an endorsement insuring that the property described in the policy is the same real estate shown in the survey delivered with respect to such property, (iv) contain a "contiguity" endorsement with respect to any property consisting of more than one record parcel, (v) provide full coverage against mechanics' and materialmen's liens arising out of the construction, repair or alteration of any of the Real Property, (vi) contain any special endorsements reasonably required by Buyer, including, without limitation, an endorsement insuring that the improvements included in the Real Property are a permitted use under the zoning designation applicable to the Real Property, and (vii) not be subject to any survey exception.

          (c) With respect to each Real Property interest as to which a Title Policy is to be procured pursuant to this Agreement, the Company will obtain and deliver to Buyer (at the Stockholders' expense) as soon as practicable after the date of this Agreement a current survey of the relevant parcel, prepared and certified to Buyer and to the title insurer of such Real Property interest by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads.

     5.4  Employee Benefit Plans.  If reasonably requested by Buyer no later
          ----------------------
than five days prior to Closing, the Company shall terminate any Company Plan or Company Benefit Arrangement substantially contemporaneously with the Closing.

     5.5  Related Party Agreements.  The Company and/or the Stockholders, as the
          ------------------------
case may be, shall terminate any Related Party Agreements which Buyer requests in writing the Company or Stockholders to terminate.

     5.6  Cooperation.
          -----------

          (a) The Company, Stockholders, and Buyer shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief financial officer of the Company, shall execute any documentation reasonably required by Buyer's independent public accountants (in connection with any filings required under the Exchange Act as a result of the consummation of the transactions contemplated hereby or in connection with such accountant's audit of the Company) or the Nasdaq National Market.

          (b) The Stockholders and the Company shall cooperate and use their reasonable efforts to have the present officers, directors and employees of the Company cooperate with Buyer on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

          (c) Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby, including without limitation consents identified on Schedule 3.19(d).

     5.7  Access to Information; Confidentiality; Public Disclosure.
          ---------------------------------------------------------

          (a) Between the date of this Agreement and the Closing Date, the Company will afford to the officers and authorized representatives of Buyer access to (i) all of the sites, properties, books and records of the Company and
(ii) such additional financial and operating data and other information as to the business and properties of the Company as Buyer may from time to time reasonably request, including without limitation, access upon reasonable request to the Company's employees, customers, vendors, suppliers and creditors for due diligence inquiry. No information or knowledge obtained in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated herein.

          (b) Buyer recognizes and acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain confidential information of the Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company's business. Buyer agrees that, unless there is a Closing, it will not disclose confidential information with respect to the Company to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of the Company and to counsel and other advisers, provided that such advisers (other than counsel) agree to
                    --------
the confidentiality provisions of this Section 5.7(b), unless (i) such information becomes known to the public generally through no fault of Buyer,
(ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to
                  --------
clause (i), (ii) or (iii) above, Buyer shall give prior written notice thereof to the Company and provide the Company with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. Notwithstanding anything in this Section 5.7(b) or elsewhere in this Agreement to the contrary, the Company and Stockholders acknowledge and consent to any disclosure of information (whether by Buyer, the officers of the Company or otherwise) to third parties regarding the manufacturing assets, business, facilities and operations of the Company (collectively the "Manufacturing Business") to the extent such disclosure is limited to third parties that Buyer reasonably and in good faith believes are interested in acquiring all or a portion of the Manufacturing Business (any such third party a "Manufacturing Business Purchaser"), whether simultaneously with or after the closing of the transactions contemplated by this Agreement. The Company further agrees to promptly provide to any Manufacturing Business Purchaser (upon request of a Manufacturing Business Purchaser) information regarding customer orders and work in process that may exist at any manufacturing facility of the Company as of any date prior to Closing.

          (c) Prior to the Closing Date, neither the Company nor any Stockholder shall make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by Buyer in writing. Buyer agrees to keep the Company and the Stockholders apprised in advance of any disclosure of the subject matter of this Agreement by Buyer prior to the Closing Date.

     5.8  Conduct of Business Pending Closing.  Between the date hereof and the
          -----------------------------------
Closing Date, the Company will (except as requested or agreed by Buyer):

          (a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

          (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

          (c) perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights, where the failure to perform would have a material adverse effect on the business, assets, results of operations, or financial condition of the Company ("Material Adverse Effect");

          (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

          (e) use commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;

          (f) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

          (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments except in the ordinary course of business and consistent with past practice; and

          (h) maintain present salaries and commission levels for all officers, directors, employees, agents, representatives and independent contractors, except for ordinary and customary bonuses and salary increases for employees (other than employees who are also Stockholders) in accordance with past practice.

     5.9  Prohibited Activities.  Between the date hereof and the Closing Date,
          ---------------------
the Company will not, without the prior written consent of Buyer:

          (a) make any change in the Articles of Incorporation or Bylaws of the Company, or authorize or propose the same;

          (b) issue, deliver or sell, authorize or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind, or authorize or propose any change in its equity capitalization, or issue or authorize the issuance of any debt securities;

          (c) declare or pay any dividend, or make any distribution (whether in cash, stock or property) in respect of its stock whether now or hereafter outstanding, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

          (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, or guarantee any indebtedness, except in the ordinary course of business and consistent with past practice in an amount in excess of $25,000, including contracts to provide services to customers;

          (e) increase the compensation payable or to become payable to any officer, director, Stockholder, employee, agent, representative or independent contractor; make any bonus or management fee payment to any such person; make any loans or advances; adopt or amend any Company Plan or Company Benefit Arrangement; or grant any severance or termination pay;

          (f) create or assume any mortgage, pledge or other Lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

          (g) sell, assign, lease, pledge or otherwise transfer or dispose of any property or equipment except in the ordinary course of business consistent with past practice;

          (h) acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company;

          (i) merge or consolidate or agree to merge or consolidate with or into any other corporation;

          (j) waive any rights or claims of the Company, where such waiver would have a Material Adverse Effect; provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

          (k) commit a breach of or amend or terminate any agreement, permit, license or other right, where such breach, amendment or termination would have a Material Adverse Effect;

          (l) enter into any other transaction (i) that is not negotiated at arm's length with a third party not affiliated with the Company or any officer, director or Stockholder of the Company or (ii) outside the ordinary course of business consistent with past practice (including without limitation allowing employees to place customer job orders with the Company's manufacturing facilities with lead times for production in excess of historical lead times, it being further specifically understood that no customer job orders with lead times in excess of two weeks shall be placed at the Company's manufacturing facility in West Allis, Wisconsin) or (iii) prohibited hereunder;

          (m) commence a lawsuit other than in the ordinary course of business;

          (n) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

          (o) make any tax election other than in the ordinary course of business and consistent with past practice, change any tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a Tax Return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written consent of Buyer; or

          (p) take, or agree (in writing or otherwise) to take, any of the actions described in Sections 5.9(a) through (o) above, or any action which would make any of the representations and warranties of the Company and the Stockholders contained in this Agreement untrue or result in any of the conditions set forth in Articles 6 and 7 not being satisfied.

     5.10 Exclusivity.  None of the Stockholders, the Company, or any agent,
          -----------
officer, director or any representative of the Company or any Stockholder will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly: (a) solicit, encourage or initiate the submission of proposals or offers from any person for, (b) engage in any discussions pertaining to, or (c) furnish any information to any person other than Buyer (other than at the request of the Buyer with respect to the Manufacturing Business as contemplated by Section 5.7(b)) relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination of the Company. In addition to the foregoing, if the Company or any Stockholder receives any unsolicited offer or proposal, or has actual knowledge of any unsolicited offer or proposal, relating to any of the above, the Company or such Stockholder shall immediately notify Buyer thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

     5.11 Notification of Certain Matters.  Each party hereto shall give prompt
          -------------------------------
notice to the other parties hereto of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of it contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. The delivery of any notice pursuant to this Section 5.11 shall not, without the express written consent of the other parties be deemed to (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Articles 6 and 7, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.12 Intentionally Omitted.
          ---------------------

     5.13 Post-Closing Balance Sheet.  Within twenty (20) business days after
          --------------------------
Closing, the Stockholders' Representatives shall deliver to Buyer a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP ("Post-Closing Balance Sheet"). Buyer shall cooperate with the Stockholders' Representatives in connection with the preparation of such Post-Closing Balance Sheet.

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

     6.1  Representations and Warranties; Performance of Obligations.  All of
          ----------------------------------------------------------
the representations and warranties of the Stockholders and the Company contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company and the Stockholders on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of the Company shall have been delivered to Buyer.

     6.2  No Litigation.  No temporary restraining order, preliminary or
          -------------
permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Company, or limiting or restricting Buyer's conduct or operation of the business of the Company (or its own business) following the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened against Buyer or the Company, their respective properties or any of their officers or directors, that could have a Material Adverse Effect. A certificate to the foregoing effects dated the Closing Date and signed on behalf of the Company shall have been delivered to Buyer.

     6.3  No Material Adverse Change.  There shall not have been any event or
          --------------------------
occurrence since the Balance Sheet Date that could have a Material Adverse Effect; and Buyer shall have received a certificate signed by the Company dated the Closing Date to such effect.

     6.4  Consents and Approvals.  All consents of, and filings with, any
          ----------------------
governmental authority or agency or third party, that relate to the consummation by the Company and the Stockholders of the transactions contemplated hereby and that are identified on Schedule 3.19(d) shall have been obtained and made.

     6.5  Opinion of Counsel.  Buyer shall have received legal opinions from (i)
          ------------------
counsel to the Company and the Stockholders and (ii) separate counsel to PIL, each dated the Closing Date, in the forms attached hereto as Exhibits D-1 and
                                                             -------- ---
D-2, respectively.
---

     6.6  Charter Documents.  Buyer shall have received (a) a copy of the
          -----------------
Articles of Incorporation of the Company certified by an appropriate authority in the state of its incorporation and (b) a copy of the Bylaws of the Company certified by its secretary, and such documents shall be in form and substance reasonably acceptable to Buyer.

     6.7  Intentionally Omitted.
          ---------------------

     6.8  Intentionally Omitted.
          ---------------------

     6.9  Delivery of Closing Financial Certificate.  Buyer shall have received
          -----------------------------------------
a certificate (the "Closing Financial Certificate"), dated as of the Closing Date, signed on behalf of the Company certifying:

          (a) the aggregate net worth of the Company and HREI as of December 31, 1999;

          (b) that the aggregate net worth of the Company and HREI as of the Closing Date (the "Certified Closing Net Worth") is not less than the Net Worth Target;

          (c) the Company Working Capital as of December 31, 1999;

          (d) that the Company Working Capital as of the Closing Date (the "Certified Closing Net Working Capital") is not less than the Net Working Capital Target;

          (e) the sales of the Company for the fiscal year ending December 31, 1998;

          (f) the sales of the Company for the fiscal year ending December 31, 1999 and the two month period ending February 29, 2000;

          (g)  Intentionally Omitted.
               ---------------------

          (h) the sum of the Company's total outstanding long term and short term indebtedness to (i) banks, (ii) the Stockholders and (iii) all other financial institutions and creditors (in each case including the current portion of such indebtedness, but excluding trade payables and other accounts payable incurred in the ordinary course of the Company's business consistent with past practice) as of the Closing Date.

The parties acknowledge and agree that for purposes of determining the Certified Closing Net Worth and Certified Closing Net Working Capital, the Company and HREI shall not take account of any increase in intangible assets (including without limitation goodwill, franchises and intellectual property) accounted for after December 31, 1997. The parties further acknowledge and agree that a condition to the Buyer's obligation to close the transactions contemplated hereby shall be that the amount set forth on the Closing Financial Certificate under (h) above is $0.

     6.10 FIRPTA Compliance.  Each of the Stockholders shall have delivered to
          -----------------
Buyer a properly executed statement in a form reasonably acceptable to Buyer for purposes of satisfying Buyer's obligations under Treas. Reg. (S) 1.1445-2(b).

     6.11 Intentionally Omitted.
          ---------------------

     6.12 Escrow Agreement.  Buyer, the Stockholders and the Escrow Agent shall
          ----------------
have entered into the Escrow Agreement.

     6.13 Closing Net Worth Deficit and Closing Working Capital Deficit.  The
          -------------------------------------------------------------
Closing Net Worth Deficit, if any, shall not exceed $5,000,000 and the Closing Working Capital Deficit, if any, shall not exceed $5,000,000.

     6.14 Delivery of Certificates; Title Insurance.  All of the Stockholders
          -----------------------------------------
shall have complied completely with the terms and conditions of Section 1.5, any Liens on the Stock shall have been released, and the Company and the Stockholders shall have complied completely with the terms and conditions of
Section 5.3.

     6.15 Intentionally Omitted.
          ---------------------

     6.16 Representation and Warranty Insurance Policy.  The Stockholders shall
          --------------------------------------------
have paid all premiums, costs, commissions, fees and other expenses due and payable in order for the Buyer to own the Representation and Warranty Insurance Policy ("Insurance Policy") attached hereto as Schedule 6.16, and the insurer underwriting such Insurance Policy shall have issued such Insurance Policy for the benefit of Buyer and its affiliates (and naming the Buyer and its affiliates as insured parties), effective as of Closing.

     6.17 Payment of Broker Fees.  Simultaneously upon Closing, the Stockholders
          ----------------------
shall pay, with proceeds from the Cash Purchase Price, (i) any amounts due from the Company or the Stockholders to any broker or investment banker as a result of the consummation of the transactions contemplated by this Agreement (including without limitation broker fees identified on Schedule 3.35) ("Broker-Fee Payment Condition"), and (ii) any expenses (to the extent not previously paid by the Stockholders) that are payable by the Stockholders pursuant to
Section 5.3.

     6.18 Payment of Retention Agreement Obligations.  The Company shall have
          ------------------------------------------
paid such amounts as are necessary to satisfy all of the Company's obligations to certain employees under any Retention Bonus Agreements to which the Company is a party, including those identified on Schedule 3.19(b). The specific employees entitled to such retention bonuses, and the amounts payable to each such employee, are set forth on Schedule 6.18.

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS AND THE COMPANY

     The obligation of the Stockholders and the Company to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

     7.1  Representations and Warranties; Performance of Obligations.  All of
          ----------------------------------------------------------
the representations and warranties of Buyer contained in this Agreement shall be true, correct and complete on and as of the Closing Date in all material respects with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of Buyer shall have been delivered to the Company and the Stockholders.

     7.2  No Litigation.  No temporary restraining order, preliminary or
          -------------
permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Company following the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of Buyer shall have been delivered to the Company and the Stockholders.

     7.3  Consents and Approvals.  All consents of, and filings with, any
          ----------------------
governmental authority or agency or third party that are identified on Schedule 3.19(d) shall have been obtained and made.

     7.4  Escrow Agreement.  Buyer, the Stockholders and the Escrow Agent shall
          ----------------
have entered into the Escrow Agreement.

     7.5  Opinion Counsel.  The Company and Stockholders shall have received an
          ---------------
opinion from counsel to the Buyer, dated the Closing Date, in the form attached hereto as Exhibit E.
                  -

     7.6  Closing Net Worth Deficit and Closing Working Capital Deficit.  The
          -------------------------------------------------------------
Closing Net Worth Deficit, if any, shall not exceed $5,000,000 and the Closing Working Capital Deficit, if any, shall not exceed $5,000,000.

     7.7  Purchase Price; Letter of Credit.  The Buyer shall have paid or
          --------------------------------
delivered, as applicable (i) to the Stockholders the Cash Purchase Price (subject to the Stockholders' satisfaction of the Broker Fee Payment Condition and payment of the other fees and expenses identified in Sections 6.16 and 6.17), (ii) to the Escrow Agent the Six Month Note, (iv) to the

OEI Stockholders Agent the One Year Note and (v) to the OEI Stockholders Agent the Letter of Credit.

8.   INDEMNIFICATION

     8.1  General Indemnification.
          -----------------------

          (a) Subject to Section 8.2(b) below, each Stockholder, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless Buyer, the Company and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, a "Buyer-Company Indemnified Party" and collectively, "Buyer-Company Indemnified Parties") from, against and in respect of all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements) (collectively, "Damages") suffered, sustained, incurred or paid by the Buyer-Company Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty of the Stockholders or the Company set forth in
Article 3 of this Agreement or any Schedule or certificate delivered by or on behalf of any Stockholder or the Company pursuant to Article 3 of this Agreement.

          (b) Subject to Section 8.2(b) below, each Stockholder severally, but not jointly, covenants and agrees to indemnify, defend, protect and hold harmless the Buyer-Company Indemnified Parties from, against and in respect of all Damages suffered, sustained, incurred or paid by the Buyer-Company Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty of such Stockholder set forth in Article 3.A. of this Agreement or any Schedule or certificate delivered by or on behalf of such Stockholder pursuant to Article 3.A. of this Agreement.

          (c) The Stockholders jointly and severally covenant and agree to indemnify, defend, protect and hold harmless the Buyer-Company Indemnified Parties from, against and in respect of all Damages suffered, sustained, incurred or paid by the Buyer-Company Indemnified Parties in connection with, resulting from, or arising out of, directly or indirectly (i) any claim by a participant in the Company's phantom stock plan (such plan being more particularly identified on Schedule 3.25(b)) that such participant is entitled to an ownership or equity interest in the capital stock of the Company or (ii) the failure of the Company's cafeteria plan to satisfy the requirements of the Code, as more specifically set forth on Schedule 3.25(c)(iv).

          (d) If this Agreement is terminated pursuant to its terms or if a Closing does not otherwise occur, (i) the Company covenants and agrees to indemnify, defend, protect and hold harmless the Buyer and its respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually a "Buyer Indemnified Party" and collectively "Buyer Indemnified Parties"; Buyer Indemnified Party and Buyer-Company Indemnified Party collectively an "Indemnified Party" and Buyer Indemnified Parties and Buyer-Company Indemnified Parties collectively "Indemnified Parities") from, against and in respect of all Damages suffered, sustained, incurred or paid by the Buyer Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly, any nonfulfillment of any covenant or agreement by the Stockholders or the Company prior to the Closing Date and (ii) the Buyer covenants and agrees to indemnify, defend, protect and hold harmless the Company and its officers, directors, employees, stockholders, assigns, successors and affiliates from, against, and in respect of all Damages suffered, sustained, incurred or paid by them in connection with, resulting from or arising out of, directly, or indirectly any nonfulfillment of any covenant or agreement by the Buyer prior to the Closing Date.

     8.2  Limitation and Expiration.  Notwithstanding the above:
          -------------------------

          (a) There shall be no liability for indemnification under Sections 8.1(a) or 8.1(b) unless, and solely to the extent that, the amount of Damages under such Sections, when combined with Damages under Section 8.1(a) of the HREI Purchase Agreement, exceeds $250,000 in the aggregate.

          (b) (i)   Except in the case of fraud, (x) the sole remedy of the
Buyer-Company Indemnified Parties under Section 8.1(a) and (y) the sole remedy of the Buyer-Company Indemnified Parties under Section 8.1(b) (other than with respect to breaches of, or inaccuracies in, the representations and warranties set forth in Section 3.A.3) shall be pursuant to the Insurance Policy.

              (ii) In the event of (x) fraudulent breaches of, or fraudulent inaccuracies in, the representations and warranties set forth in Article 3 or
Article 3.A. (y) any breaches of, or inaccuracies in, the representations and warranties set forth in Section 3.A.3, or (z) any Damages for which the Buyer-Company Indemnified Parties are entitled to indemnification under Section 8.1(c), the Buyer agrees that the Buyer-Company Indemnified Parties first will seek recovery to the extent available under the Insurance Policy prior to seeking recovery directly against the Stockholders.

              (iii) Subject to 8.2(b)(ii) above, (x) the Stockholders shall be jointly and severally liable for fraudulent breaches of, or fraudulent inaccuracies in, the representations and warranties set forth in Article 3 and
Article 3.A. (other than the representations and warranties set forth in Section 3.A.3) and (ii) each Stockholder shall be severally, but not jointly, liable for any breach of, or inaccuracy in, a representation and warranty set forth in
Section 3.A.3.

          (c) The aggregate amount of a Stockholder's liability for breaches of, or inaccuracies in, the representations and warranties set forth in Section 3.A.3 shall be the Purchase Price payable to such Stockholder. Except as set forth in the preceding sentence, each of the Stockholders', the Company's and the Buyer's liability under this Article 8 shall not exceed the aggregate Purchase Price.

          (d) the indemnification obligations under this Article 8, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i) or (ii) of this Section 8.2(d):

              (i) (1) except as to representations and warranties specified in clause (i)(2) of this Section 8.2(d), the third anniversary of the Closing Date, or

                        (2) with respect to representations and warranties contained in Sections 3.23 (environmental matters), 3.25 (employee benefit plans) and 3.26 (taxes), the sixth anniversary of the Closing; or

              (ii) the final resolution of claims or demands pending as of the relevant dates described in clause (i) of this Section 8.2(d).

     8.3  Indemnification Procedures  All claims or demands for indemnification
          --------------------------
under Section 8.1 (other than claims Buyer is required to make pursuant to the Insurance Policy as provided in Section 8.2(b)) ("Claims") shall be asserted and resolved as follows:

          (a) In the event that any Indemnified Party (such term to include the Company for purposes of this Section 8.3 to the extent the Company is entitled to indemnification under Section 8.1(d)) has a Claim against any party obligated to provide indemnification pursuant to Section 8.1 hereof (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 8.3(a), the Indemnified Party shall respond in a written statement to the objection within thirty (30) days and, for sixty (60) days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

          (b) (i) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. The Indemnifying Party shall have thirty (30) days from the date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the

Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

          (ii) In the event that the Indemnifying Party timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party
                                  --------
otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

          (iii) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any Third Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

     (c) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

     (d) Subject to the provisions of Section 8.2, the Indemnified Party's failure to give reasonably prompt notice as required by this Section 8.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

     (e) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 8, provided that, except as set forth in Section 8.2, no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

          (f) The Stockholders hereby expressly waive any rights to seek contribution, indemnification or reimbursement from the Company, following Closing, for any amounts paid or owing by the Stockholders as a result of the indemnification provisions of Section 8.1.

     8.4  Survival of Representations Warranties and Covenants.  All
          ----------------------------------------------------
representations, warranties and covenants made by the Company, the Stockholders, and Buyer in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations of the Company and the Stockholders will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 8.2. The representations of Buyer will survive the Closing and will remain in effect until, and will expire upon the third anniversary of the Closing Date.

9.   NONCOMPETITION

     9.1  Prohibited Activities. Each Stockholder (which, in the case of a
          ---------------------
trust, shall be deemed to be the beneficiaries of such trust) acknowledges that during the course of his, her or its ownership of the Stock, he, she or it developed relationships on behalf of and acquired proprietary and confidential information about the Company, including, but not limited to, its customers, vendors, prices, sales strategies and other information, some of which may be regarded and treated by the Company and Buyer as trade secrets. In order to protect the Company's and/or Buyer's critical interest in these relationships and information, the Stockholders covenant that they will not, for a period of four (4) years following the Closing Date, for any reason whatsoever, directly or indirectly, for himself, herself or itself or on behalf of or in conjunction with any other person, persons, partnership, corporation, limited liability company or business of whatever nature:

          (a) engage, as an officer, director, shareholder, owner, partner, member, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or adviser, or as a sales representative, in any business selling any products or services in direct competition with the Company, within 50 miles of any locations where the Company both has an office and conducts business ("Territory"). As used in this subsection, "competition" shall mean engaging, directly or indirectly, for himself or any other person or entity, in any aspect of the business or businesses in which the Company was engaged prior to Closing.

          (b) hire or join with in a competitive business capacity, any employee of the Company within the Territory;

          (c) solicit or accept business which competes with the business of the Company from any person who is, on the Closing Date, or that has been, within one (1) year prior to the Closing Date, a customer of the Company; or

          (d) acquire or enter into any agreement to acquire any prospective acquisition candidate that was, to the knowledge of such Stockholder, either called upon by the Company as a prospective acquisition candidate or was the subject of an acquisition analysis by the Company within 3 years prior to the Closing Date. Each Stockholder, to the extent lacking the knowledge described in the preceding sentence, shall immediately cease all contact with such prospective acquisition candidate upon being informed that the Company had called upon such candidate or made an acquisition analysis thereof.

     Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Stockholders from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter.

     9.2  Confidentiality.  Each Stockholder recognizes that by reason of his,
          ---------------
her or its ownership of the Stock, he, she or it has acquired confidential information and trade secrets concerning the operation of the Company, the use or disclosure of which could cause the Company or its affiliates or subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Stockholder covenants and agrees with the Company and Buyer that he, she or it will not at any time, except in performance of Stockholders' obligations to the Company or with the prior written consent of the Company pursuant to authority granted by a resolution of the Board of Directors of the Company, directly or indirectly, disclose any secret or confidential information that he, she or it may learn or has learned by reason of his, her or its ownership of the Company, or any of its subsidiaries and affiliates, or use any such information in a manner detrimental to the interests of the Company or Buyer, unless (i) such information becomes known to the public generally through no fault of any Stockholder, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to
                  --------
clause (i), (ii) or (iii) above, the Stockholder (as applicable) shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Company's or Buyer's management with respect to the Company's or Buyer's, or any of their affiliates' or subsidiaries', products, facilities, and methods, trade secrets and other intellectual property, software, source code, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs, or profits associated with any of the Company's products), business plans, prospects, or opportunities but shall exclude any information already in the public domain.

     9.3  Damages.  Because of the difficulty of measuring economic losses to
          -------
Buyer as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Buyer for which it would have no other adequate remedy, each

Stockholder agrees that the foregoing covenant may be enforced by Buyer in the event of breach by such Stockholder, by injunctions and restraining orders.

     9.4  Reasonable Restraint.  The parties agree that the foregoing covenants
          --------------------
in this Article 9 impose a reasonable restraint on each Stockholder in light of the activities and business of Buyer on the date of the execution of this Agreement, assuming the completion of the transactions contemplated hereby.

     9.5  Severability; Reformation.  The covenants in this Article 9 are
          -------------------------
severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

     9.6  Independent Covenant.  All of the covenants in this Article 9 shall be
          --------------------
construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants. The parties expressly acknowledge that the terms and conditions of this Article 9 are independent of the terms and conditions of any other agreements. It is specifically agreed that the period of four (4) years stated at the beginning of this Article 9 during which the agreements and covenants of each Stockholder made in this Article 9 shall be effective, shall be computed by excluding from such computation any time during which any Stockholder is found by a court of competent jurisdiction to have been in violation of any provision of this Article 9. The covenants contained in Article 9 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

     9.7  Materiality.  The Company and each Stockholder hereby agree that the
          -----------
covenants set forth in this Article 9 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

10.  GENERAL

     10.1 Termination.  This Agreement may be terminated at any time prior to
          -----------
the Closing Date solely:

          (a) by mutual consent of the Board of Directors of Buyer and the board of directors of the Company; or

          (b) by the Stockholders and the Company as a group, on the one hand, or by Buyer, on the other hand, if the Closing shall not have occurred on or before March 31, 2000, provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to either party (with the Stockholders and the Company deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          (c) by the Stockholders and the Company as a group, on the one hand, or by Buyer, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Stockholders and the Company deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

          (d) by the Stockholders and the Company as a group, on the one hand, or by Buyer, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any governmental entity which would make the consummation of the transactions contemplated by this Agreement illegal.

     10.2 Effect of Termination.  In the event of the termination of this
          ---------------------
Agreement pursuant to Section 10.1, this Agreement shall forthwith become ineffective, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or stockholders. Notwithstanding the foregoing sentence, (i) the provisions of Sections 5.7(b), 8.1(d) (and the other provisions of Article 8 applicable to Section 8.1(d)) and 9.2, and the provisions of Article 10, shall remain in full force and effect and survive any termination of this Agreement; and (ii) in the event of termination of this Agreement pursuant to Section 10.1(c) above, then notwithstanding the provisions of Section 10.7 below, the breaching party (with the Stockholders and the Company deemed to be a single party for purposes of this Article 10), shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.

     10.3 Successors and Assigns.  This Agreement and the rights of the parties
          ----------------------
hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Buyer, and the successors, heirs and legal representatives of the Stockholders. Notwithstanding anything in the foregoing to the contrary, Buyer may assign any of its rights or obligations under this Agreement to any direct or indirect subsidiary of Buyer in its sole and absolute discretion and without the consent of the Company or the Stockholders; provided, however that in the event of such assignment Buyer shall continue to be liable to the Stockholders for the payment of the Purchase Price and the performance of Buyers other obligations under this Agreement.

     10.4 Entire Agreement; Amendment; Waiver.  This Agreement sets forth the
          -----------------------------------
entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto, or in accordance with Section 9.5. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     10.5 Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

     10.6 Intentionally Omitted.
          ---------------------

     10.7 Expenses.  Buyer has and will pay the fees, expenses and disbursements
          --------
of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Stockholders (and not the Company) have and will pay the fees, expenses and disbursements of the Stockholders, the Company, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement.

     10.8 Specific Performance; Remedies.  Each party hereto acknowledges that
          ------------------------------
the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the confidentiality obligations set forth in Section 5.7(b) and the noncompetition provisions set forth in Article 9. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

     10.9 Notices.  Any notice, request, claim, demand, waiver, consent,
          -------
approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

          If to Buyer (or to the Company after Closing) to:

          Workflow Management, Inc.
          240 Royal Palm Way
          Palm Beach, FL 33480
          Attn: Claudia S. Amlie, Esq.
          Vice President and General Counsel
          (Telefax:  (561) 659-7793)

          with a required copy to:

          Kaufman & Canoles, P.C.
          P.O.  Box 3037
          Norfolk, VA 23514
          Attn: Gus J. James, II, Esq. and T. Richard Litton, Jr., Esq. (Telefax: (757) 624-3169)

          If to the Company (prior to Closing) to:

          Office Electronics, Inc.
          865 W. Irving Park Road
          Itasca, IL 60143-2097
          Attn:  Dennis G. Mahorney, President
          (Telefax:  (630) 467-8602)

          with a required copy to:

          Ungaretti & Harris
          3500 Three First National Plaza
          Chicago, IL 60602
          Attn:  Gary I. Levenstein
          (Telefax: (312) 977-4405)

          If to any Stockholder or a Stockholders' Representative to:

          Dennis G. Mahorney
          82 North Country Club Road
          Decatur, IL 62521-4150
          (Telefax: (217) 422- 8474)

          and

          Rebecca A. Juhant
          Bank One
          70 West Madison Street, 9th floor

          Chicago, IL 60670-0105
          (Telefax:  (312) 732-3668)

          with a required copy to:

          Ungaretti & Harris
          3500 Three First National Plaza
          Chicago, IL 60602
          Attn:  Gary I. Levenstein
          (Telefax: (312) 977-4405)

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

     10.10  Governing Law. This Agreement shall be governed by and construed,
            -------------
interpreted and enforced in accordance with the laws of Delaware. Any disputes arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated in a court of competent civil jurisdiction sitting in the City of Wilmington, Delaware and nowhere else. Each of the parties hereto hereby irrevocably submits to the jurisdiction of such court for the purposes of any suit, civil action or other proceeding arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby (collectively, "Suit"). Each of the parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum, or that the venue of such Suit is improper.

     10.11  Severability.  If any provision of this Agreement or the application
            ------------
thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 9.5.

     10.12  Absence of Third Party Beneficiary Rights.  Except as otherwise set
            -----------------------------------------
forth in Section 8.1, no provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

     10.13  Mutual Drafting.  This Agreement is the mutual product of the
            ---------------
parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto. As used in this Agreement, the term "person" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     10.14  Further Representations.  Each party to this Agreement acknowledges
            -----------------------
and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

     10.15  Stockholder Release.
            -------------------

            (a) Subject to Section 10.15(b) and (c) below, each Stockholder does, effective as of Closing, for himself, his successors and assigns, release and forever discharge the Company, the Buyer and their respect stockholders, officers, directors, members, agents (including outside counsel and accountants) and the successors and assigns of each of them or any of their respective assets, of and from any and all known or unknown, contingent or direct, liquidated or unliquidated, actions, causes of actions, suits, debts, dues, accounts, bonds, covenants, contracts, claims and demands whatsoever, in law or in equity, which such Stockholder ever had, now has or hereafter shall or may have by reason of or in any way arising out of any cause, matter or thing whatsoever relating to the Company or any business or assets of the Company, existing up to, or arising out of circumstances that occurred prior to and including, the Closing Date, with respect to the Company and such Stockholder's relationship with the Company and, in particular, without limiting the generality of the foregoing, for or by reason of or in any way arising out of
(i) any and all loans or advances to the Company, (ii) claims for contribution under any employee benefits or other plans or arrangements, or (iii) claims based on any alleged options, warrants or other rights held by the Stockholder to purchase shares of capital stock of the Company, or derivatives thereof.

            (b) Notwithstanding anything in this Section 10.15 to the contrary, nothing herein shall be deemed to release, waive, modify, amend or otherwise affect the rights, duties and obligations of the various parties under this Agreement or the instruments to be entered into pursuant to this Agreement.

            (c) The foregoing provisions of Section 10.15(a) (i) shall be deemed effective only as of the Closing and (ii) shall have no force or effect whatsoever if this Agreement is terminated pursuant to Section 10.1 or if a Closing otherwise does not occur.



[Execution Page Following]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                         WORKFLOW MANAGEMENT, INC.


                                    By:     /s/ James E. Hurley
                                       -----------------------------------------
                                    Name:   James E. Hurley
                                        ----------------------------------------
                                    Title:  Vice President
                                          --------------------------------------


                                    OFFICE ELECTRONICS, INC.


                                    By:     /s/ Dennis G. Mahorney
                                        ----------------------------------------
                                    Name:   Dennis G. Mahorney
                                         ---------------------------------------
                                    Title:  President
                                          --------------------------------------


                                    STOCKHOLDERS

                                    Practical Investments, Ltd., by Practical
                                    Investments, Inc., its general partner

                                    By:     /s/ Dennis G. Mahorney
                                       -----------------------------------------
                                    Name:   Dennis G. Mahorney
                                         ---------------------------------------
                                    Title:  President
                                          --------------------------------------


                                    /s/  Patricia S. Houston
                                    --------------------------------------------
                                    Patricia S. Houston

                                    /s/  Richard A. Houston
                                    --------------------------------------------
                                    Richard A. Houston


                                    American National Bank and Trust of Chicago, as guardian of the estate of Ryan Houston, a minor

                                    By:     /s/ Rebecca Juhant
                                       -----------------------------------------
                                    Name:   Rebecca Juhant
                                         ---------------------------------------
                                    Title:  Officer
                                          --------------------------------------

                                      /s/ Crystal L. Houston
                                    --------------------------------------------
                                    Crystal L. Houston


                                      /s/ Nancy Giesen
                                    --------------------------------------------
                                    Nancy Giesen


                                      /s/ William Buck
                                    --------------------------------------------
                                    William Buck


                                      /s/ Perry Buck
                                    --------------------------------------------
                                    Perry Buck


                                      /s/ Peter Buck
                                    --------------------------------------------
                                    Peter Buck




By signing below as a duly authorized
officer of HREI, HREI agrees to cooperate fully with the Buyer and Stockholders with respect to the matters set forth in Section 1.3

HOUSTON REAL ESTATE, INC.


By:     /s/ Dennis G. Mahorney
   --------------------------------------------
Name:   Dennis G. Mahorney
     ------------------------------------------
Title:  President
      -----------------------------------------

                                   Exhibit A
                                   ---------

                                 One Year Note
                                 -------------

                                   Exhibit B
                                   ---------

                                 Six Month Note
                                 --------------

                                   Exhibit C
                                   ---------

                                Escrow Agreement
                                ----------------

                                  Exhibit D-1
                                  -----------

                         Opinion of Ungaretti & Harris
                         -----------------------------

                                  Exhibit D-2
                                  -----------

                            Opinion of PIL Counsel
                            ----------------------

                                   Exhibit E
                                   ---------

                         Opinion of Kaufman & Canoles
                         ----------------------------